As filed with the Securities and Exchange Commission on December 16, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CV THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	43-1570294
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3172 Porter Drive

Palo Alto, California 94304

(650) 384-8500

(Address of Principal Executive Offices including Zip Code)

CV Therapeutics, Inc. 2000 Equity Incentive Plan

CV Therapeutics, Inc. Employee Stock Purchase Plan

(Full title of the plan)

Copy to:

Louis G. Lange, M.D., Ph.D. Chief Executive Officer CV THERAPEUTICS, INC. 3172 Porter Drive Palo Alto, California 94304 (650) 384-8500	William C. Davisson, Esq. LATHAM & WATKINS 135 Commonwealth Dr. Menlo Park, California 94025 (650) 328-4600

(Name and address, including zip code, and telephone

number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (3)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price (4)	Amount Of Registration Fee
Common Stock, $0.001 par value, issuable under the CV Therapeutics, Inc. 2000 Equity Incentive Plan (1)	404,685	$21.405	(5)	$8,662,282.43	$303.55
Common Stock, $0.001 par value, issuable under the CV Therapeutics, Inc. Employee Stock Purchase Plan (2)	250,000	$21.405	(6)	$5,351,250	$629.84
Preferred Stock Purchase Rights	654,685	(7)		(7)	(7)

(1)	The CV Therapeutics, Inc. 2000 Equity Incentive Plan (the “Incentive Plan”) authorizes the issuance of a maximum of 2,854,685 shares, of which 404,685 of the authorized shares are being registered hereunder. The Registrant previously registered 3,760,325 shares for issuance under the CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan (the “Nonstatutory Plan”) on Form S-8, 1,150,000 of which were registered on Form S-8 filed September 30, 2003 (Registration No. 333-109333) (the “Prior Registration Statement”). 404,685 of the shares registered for issuance under the Nonstatutory Plan have not been issued and the Registrant has terminated the Nonstatutory Plan. A filing fee of $716 was previously paid with respect to such 404,685 shares under the Prior Registration Statement, which shares are being carried forward to this registration statement for issuance under the Incentive Plan, and the appropriate portion of the registration fee has been deducted from the registration fee otherwise payable pursuant to this registration statement.
(2)	The CV Therapeutics, Inc. Employee Stock Purchase Plan authorizes the issuance of a maximum of 923,889 shares, of which 250,000 shares are being registered hereunder.
(3)	Pursuant to Rule 416(a), this registration statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share, which become issuable under the Incentive Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended (the “Securities Act”).
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, based on the average of the high ($21.59) and low ($21.22) prices of the Registrant’s Common Stock as reported on the Nasdaq National Market on December 13, 2004 (the “Nasdaq Price”).
(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, based on the Nasdaq Price.
(7)	Rights to acquire shares of the Registrant’s Series A Junior Participating Preferred Stock are attached to and trade with the common stock of the Registrant. Value attributable to such rights, if any, is reflected in the market price of the common stock.

This registration statement will become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation, by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

By a registration statement on Form S-8 filed with the Commission on January 29, 2001, Registration Statement No. 333-54526 (the “First Incentive Plan Registration Statement”), the Registrant registered 1,500,000 shares of its Common Stock issuable under the CV Therapeutics, Inc. 2000 Equity Incentive Plan (the “Incentive Plan”). By a registration statement on Form S-8 filed with the Commission on August 15, 2002, Registration Statement No. 333-98195 (the “Second Incentive Plan Registration Statement”), the Registrant registered 950,000 shares of Common Stock issuable under the Incentive Plan. The Registrant is hereby registering 404,685 shares of Common Stock issuable under the Incentive Plan, as described below.

As amended and restated effective May 26, 2004, the Incentive Plan authorizes the issuance of a number of shares of Common Stock equal to the sum of (i) the number of shares of Common Stock remaining available for issuance as of March 29, 2004 under the CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan (the “Nonstatutory Plan”), and (ii) the number of shares of Common Stock that after March 29, 2004 again become available for issuance under the Nonstatutory Plan as a result of stock and option awards granted thereunder expiring or terminating without having been exercised in full.

As of May 26, 2004, the Registrant has terminated the Nonstatutory Plan. 404,685 shares remained available for issuance under the Nonstatutory Plan, and options to purchase 3,339,836 shares of common stock were outstanding under the Nonstatutory Plan. Pursuant to the amendment to the Incentive Plan, these shares are now issuable or may become issuable under the Incentive Plan as described above. The Registrant will file a post-effective amendment to the prior registration statement to such effect. The Registrant is hereby registering such additional 404,685 shares for issuance pursuant to the Incentive Plan.

By a registration statement on Form S-8 filed with the Commission on January 8, 1997, Registration Statement No. 333-19389 (the “First ESPP Registration Statement”), the Registrant registered 150,000 shares of its Common Stock issuable under the CV Therapeutics, Inc. Employee Stock Purchase Plan (the “ESPP”). By a registration statement on Form S-8 filed with the Commission on August 11, 2000, Registration Statement No. 333-43560 (the “Second ESPP Registration Statement”), the Registrant registered 75,000 shares issuable under the ESPP. By a registration statement on Form S-8 filed with the Commission on June 29, 2001, Registration Statement No. 333-64230 (the “Third ESPP Registration Statement”), the Registrant registered 98,889 shares issuable under the ESPP. By a registration statement on Form S-8 filed with the Commission on August 15, 2002, Registration Statement No. 333-98195 (the “Fourth ESPP Registration Statement”), the Registrant registered 100,000 shares of Common Stock issuable under the ESPP. By a registration statement on Form S-8 filed with the Commission on September 30, 2003, Registration Statement No. 333-109333 (the “Fifth ESPP Registration Statement”), the Registrant registered 250,000 shares of Common Stock issuable under the ESPP. The Registrant is hereby registering 250,000 shares of Common Stock issuable under the ESPP.

Pursuant to General Instruction E of Form S-8, the contents of the First Incentive Plan Registration Statement, Second Incentive Plan Registration Statement, First ESPP Registration Statement, Second ESPP Registration Statement, Third ESPP Registration Statement, Fourth ESPP Registration Statement, and Fifth ESPP Registration Statement are incorporated by reference herein.

PART II

Item 8. Exhibits

See the Exhibit Index on Page 7.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Palo Alto, County of Santa Clara, State of California, on the 16th day of December, 2004.

CV THERAPEUTICS, INC.
By:	/s/ DANIEL K. SPIEGELMAN
Daniel K. Spiegelman
Senior Vice President and Chief Financial Officer (Principal financial and accounting officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints LOUIS G. LANGE and DANIEL K. SPIEGELMAN, jointly and severally, his or her attorneys-in-fact and agents, each with power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ LOUIS G. LANGE, M.D., PH.D. Louis G. Lange, M.D., Ph.D.	Chairman of the Board and Chief Executive Officer (Principal executive officer)	December 16, 2004

/s/ DANIEL K. SPIEGELMAN Daniel K. Spiegelman	Senior Vice President and Chief Financial Officer (Principal financial and accounting officer)	December 16, 2004

/s/ SANTO J. COSTA	Director	December 16, 2004
Santo J. Costa

/s/ JOHN GROOM	Director	December 16, 2004
John Groom

/s/ THOMAS L. GUTSHALL	Director	December 16, 2004
Thomas L. Gutshall

/s/ PETER BARTON HUTT	Director	December 16, 2004
Peter Barton Hutt

Signatures	Title	Date
/s/ KENNETH B. LEE, JR.	Director	December 16, 2004
Kenneth B. Lee, Jr.

/s/ BARBARA J. MCNEIL, M.D., PH.D.	Director	December 16, 2004
Barbara J. McNeil, M.D., Ph.D.

/s/ COSTA G. SEVASTOPOULOS, PH.D.	Director	December 16, 2004
Costa G. Sevastopoulos, Ph.D.

INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION
4.1	Amended and Restated Certificate of Incorporation of CV Therapeutics, Inc., filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (incorporated herein by reference).

4.2	Amendment No. 1 to the Amended and Restated Certificate of Incorporation of CV Therapeutics, Inc., filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-3 (File No. 333-53206) (incorporated herein by reference).

4.3	Certificate of Designation of CV Therapeutics, Inc. establishing the terms of the Registrant’s Series A Junior Participating Preferred Stock filed as Exhibit 10.78 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 (incorporated herein by reference).

4.4	Certificate of Designation of Series A Junior Participating Preferred Stock dated February 23, 2004 filed as Exhibit 3.5 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (incorporated herein by reference).

4.5	Restated Bylaws of CV Therapeutics, Inc., as amended, filed as Exhibit 3.5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-12675), as amended (incorporated herein by reference).

4.6	CV Therapeutics, Inc. 2000 Equity Incentive Plan, as amended filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 (incorporated herein by reference).

4.7	CV Therapeutics, Inc. Employee Stock Purchase Plan, as amended, filed as Exhibit 4.6 to the Registrant’s Registration Statement on Form S-8 (File No. 333-109333) (incorporated herein by reference).

4.8	First Amended and Restated Rights Agreement dated July 19, 2000 between the Registrant and Wells Fargo Bank Minnesota, N.A., filed as Exhibit 10.77 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 (incorporated herein by reference).

4.9	Form of Restricted Stock Unit Agreement under the 2000 Equity Incentive Plan, as amended.

4.10	Form of Stock Appreciation Right Agreement under the 2000 Equity Incentive Plan, as amended.

4.11	Form of Notice of Grant of Stock Options and Stock Option Terms and Conditions under the 2000 Equity Incentive Plan, as amended.

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

23.2	Consent of Ernst & Young LLP, Independent Auditors.

24.1	Power of Attorney (included on the signature page to this Registration Statement).